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                           Memorandum of Understanding

1.       Parties:

         Lockheed Martin Advanced Environmental Systems Inc., a corporation established under the laws of the state of Delaware, having offices at 201 Third St. NW, Suite 1600, Albuquerque, NM 87102 (herein after called LMAES).

         Commodore Advanced Sciences, Inc., a corporation established under the laws of Virginia, having offices at 6867 Elm Street, McLean, VA 22101, (herein after referred to as "CAS").

2.       Purpose:

         a. The purpose of this agreement is to set forth understandings under which LMAES and CAS will evaluate, for possible teamed effort by the parties, potential projects and contracts related to cooperative efforts in the pursuit of mutually beneficial projects related to Commodore's Solvated Electron Technology (SET(TM)) and particular expertise and complementary technologies of LMAES. Projects in these areas may include environmental investigations, waste characterization, remedial investigations, feasibility studies, remediation, demilitarization, and research and development.

         b. In the event the parties determine on a case by case basis to work with each other for a particular project (e.g. a request for a proposal by the United States Government or other entities) the parties will seek to negotiate a separate teaming agreement for each such project.

3.       Objectives:

         a. It is the intent of both Parties to cooperate in a business arrangement to pursue opportunities with the SET(TM) technology for mixed and hazardous waste. Should a contract result from these activities, the Parties agree to enter into a formal teaming arrangement where the rights and responsibilities of both Parties will be clearly identified.

         b. A further objective is to work together to develop a "History" of working together on field projects that will add value in pursuing future work together.

         c. As an integral part of the overall objectives, performing a project or projects together will be the initial step.

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4.   Validation of SET(TM) Technology

     (a) CAS will validate the SET(TM) technology under field conditions, provide details on unit operability and maintainability in the DOE or DOD environment, verify previous testing and results regarding scalability, and provide operating data as to SET(TM)'s applicability to integrate the process into other treatment trains that LMAES has, or has access to, when required. In addition, CAS will validate for LMAES their previous test results on destruction, identification of by-products from the reactions (and verification of their benign nature) and, in the case of mixed waste, how the process may reduce and concentrate certain radioactive materials from soil. Ideally, the demonstration would show SET(TM)'s versatility in dealing with various waste forms such as soils, liquids and miscellaneous heterogenous waste streams such as job control material.

     (b) In conjunction with demonstrating and verifying the technical aspects of the SET(TM) process, site support issues will be validated. These include material handling, radiological engineering in design and implementation of radiological controls, industrial hygiene controls, and safety procedures in using the ammonia and sodium metal during process applications.

     (c) To assist in effectively and expeditiously implementing this MOU, LMAES agrees to enter into a research and development contract with CAS in an amount not to exceed $50,000, with planned effective date in January of 1998, to treat contaminated material and validate SET(TM) Technology against specific expected results (to be finalized and agreed to before activation of contract). In support of this R&D contract, CAS will provide an equivalent amount of "Like Kind" value ($50K) in equipment, operators, consumables, laboratory testing, etc. to aid the success of the treatability studies and customer site demonstration.

     (d) The intent of this R&D contract is to demonstrate the benefits to be derived from use of the SET(TM) Technology in the decontamination of soil and/or drummed material. Some amount of contaminated material may be shipped to the LMAES Material Treatability Laboratory, in Las Vegas, NV, to evaluate contaminant bonding and particle size distribution. This will be followed by treatability studies using the SET(TM) Technology, provided by CAS in conjunction with other pre and post processors, as required, to assess results.

5.   Business Opportunities

     (a) Following successful treatability studies, LMAES and CAS will plan to schedule demonstration at a selected customer site.

     (b) A projected near-term customer is Y-12 (Oak Ridge) contaminated soil and

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          job control material. Follow-on opportunities at the Portsmouth, Ohio facility will be predicated on successful demonstration and validation activities at Oak Ridge Y-12 facility or other facilities.

     (c) Both parties mutually agree to identify, during the 4th quarter of 1997 and 1st quarter 1998, the clients and projects that they will initially pursue together during the term of this MOU. These will include, but not necessarily be limited to, the Department of Energy, Department of Defense, International and LMC.

     (d) Upon successful completion of all demonstration and validation provided for herein the two parties will further define potential customers to be targeted for further business opportunities.

6.   Marketing

     (a) Both Parties shall submit to each other all appropriate technical and business data and information concerning its technical and business history, including reasonable cost or pricing data, for use in developing strategies leading to a favorable competitive position with respect to the client's opportunities. Both Parties shall make available appropriate and high-quality personnel to provide reasonable assistance to each other in the preparation of presentations, meetings, strategy sessions, and proposals. Further, both Parties will continue to work together toward these objectives throughout any subsequent evaluations, presentations, submittal, and best and final request concerning the pursuit of contracts which may follow the submission of the proposals. Both Parties agree that their portion of the project scopes is subject to negotiation.

     (b) In pursuit of the program it is agreed that both Parties will jointly develop specific marketing and pricing strategies. The Parties will meet at those times which are necessary to discuss progress and status of their technical documentation; and cooperate in the exchange of data which may be necessary to aid in the development of briefings. Both Parties will also provide a person at each company to serve as a primary designated focal point of the effort. For LMAES, that person shall be Ed Brown at (505) 924-2588; for CAS that person shall be Peter Harrod at (703) 872-6809.

7.   Organization:

     a. If CAS is awarded a prime contract for a project, CAS shall award a subcontract to LMAES in accordance with the provisions of the project teaming agreement.

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     b.   If LMAES is awarded a prime contract for a project, LMAES shall award a subcontract to CAS in accordance with the provisions of the project teaming agreement.

8.   Expenses and Costs:

     Except as otherwise provided by any contract to be negotiated hereunder for Commodore's Solvated Electron Technology (SET(TM)) validation, the parties will each bear all of its own expenses, costs, risks, and liabilities arising out of any effort performed under this agreement and neither party will make any claim or charge against the other.

9.   Proposal Preparation:

     a. The party who is the proposed prime contractor shall prepare the proposal, integrate the data provided by the proposed subcontractor, and submit the proposal to the client.

     b The proposed subcontractor shall provide appropriate and highly qualified personnel and use its best efforts to support the preparations of the proposals to be submitted to the client for the projects by a preparing and submitting to the proposed prime contractor such data applicable to the work involved as is required by the proposed prime contractor for use in preparation for use in said proposal and be providing all reasonable assistance to the proposed prime contractor in preparation of the proposals.

10.  Performance:

     a. The parties shall in good faith negotiate the terms of any subcontract for the work identified in the teaming agreement, the obligation to award any subcontract is contingent upon the client approval of the subcontract.

     b. The subcontract shall include, among other provisions mutually acceptable to both parties, those provisions of the prime contract which are required or appropriate to be passed on to a subcontractor.

11.  Disclosure and Protection of Information:

     a. During the course of the Agreement either party may exchange or disclose to one another information and data which it considers to be proprietary. Proprietary information shall be defined as information which is in writing and identified by an appropriate mark or stamp as proprietary, or is disclosed orally and identified orally as proprietary and identified in writing as proprietary within thirty
          (30) days of the oral disclosure. The recipient party agrees that it will use the proprietary information only in connection with the

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          proposal activity contemplated by this Agreement, and the performance of any resultant contact(s), to the extent set forth in such contract(s) and that it will not disclose the same to third parties without the written consent of the transmitting party; provided, however, that the recipient party shall not be liable for any disclosure of such data to others: (1) after 4 (four) years from the effective date of the Agreement; (2) if the data is within, or later falls within, the public domain through no fault of recipient; (3) if the data is known by the recipient, its divisions, subsidiaries, or parent affiliates as substantiated by documentation dated prior to the disclosure thereof by the transmitting party to others on a non-restricted basis; or (4) if the data is approved for release or use by written authorization of an officer of the transmitting party.


     b. Each party agrees that all information and data received and marked as proprietary in accordance with the Agreement: (1) will be disclosed only to personnel of the recipient party having a "need to know" in connection with performance of effort within the intent and provisions of this Agreement and to the United States Government or authorized representative thereof in the performance by either party of its portion of the Project, provided, however, that any information proprietary to either party which is disclosed under this provision by the other parity to the United States Government or an authorized representative thereof shall be marked with a restrictive legend as is appropriate and permissible under applicable laws and regulations; and
          (2) if reproduced in whole or in part in accordance with the Agreement, will carry a proprietary notice at least similar to that with which the information is submitted to the recipient party, except as provided in Item (1) of the subparagraph (b) relative to information disclosed to the United States Government.

     c. Neither this Agreement nor any disclosure of information hereunder shall be construed to grant either party any rights, license or immunity, in or under any issued, pending, or after-acquired patents or patent applications or proprietary technical information of the other party.

12.  Publicity:

     Except as may be required by Federal, State, or local laws and regulations or courts of competent jurisdiction, no publicity or advertising shall be released by either LMAES or CAS in connection with the Agreement or any proposal contemplated hereby without the prior written approval of the other. Neither party however, shall be precluded from revealing to the Government the existence and contents of this Agreement.

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13.  Independent Contractors

     Each party hereto shall act as an independent contractor, and this Agreement shall not constitute, create, give effect to or otherwise recognize a joint venture, pooling arrangement, partnership, or formal business organization of any kind. No relationship, other than that created by and set forth in this Agreement, shall be intended or established by any reference to the parties operating as a "Team" or "Team Members".

14.  Term of Agreement

     This Agreement and all rights and duties hereunder except those in Paragraph 11. Disclosure and Protection of Information, shall terminate upon expiration of eighteen (18) months from the date of this Agreement.

15.  Entire Agreement:

     This Agreement contains the entire Agreement of the parties and supersedes any previous understanding, commitments or agreements, oral or written, with respect to the subject matter hereof.

16.  Assignment:

     Neither party may assign or transfer its interest hereunder without the prior written consent of the other party.

17.  Governing Law:

     This Agreement and the interpretation thereof shall be governed by the laws of the State of New Mexico.

18.  Other Work:

     Nothing herein shall be deemed to restrict either party from offering any other party any items or services that it may regularly offer for sale, even though such items or services may be contemplated by this Agreement.

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


        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the latest date signed below.



LOCKHEED MARTIN ADVANCED ENVIRONMENTAL SYSTEMS, INC.
(LMAES)



BY: /s/ James A. Tegnelia                 DATE:        DECEMBER 2, 1997
   ----------------------------------          ---------------------------------
        James A. Tegnelia
        President

COMMODORE ADVANCED SCIENCES, INC. (CAS)

BY: /s/ Kenneth L. Adelman                DATE:            12/9/97
   ----------------------------------          ---------------------------------
        Kenneth L. Adelman
        Executive Vice President
        (703) 748-0200
        (704) 748-0201 fax

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